Exhibit 99.1
NEWS RELEASE

Forward Air Provides Mid-Quarter Update on Fourth Quarter 2022 Performance

GREENEVILLE, Tenn., December 8, 2022 - Forward Air Corporation (NASDAQ: FWRD) (the “Company”, “Forward”, “we”, “our”, or “us”) today provided the following key Expedited Freight Operating statistics for the quarter-to-date period through November 2022. Shipments per day increased 2.4%, revenue per hundredweight increased 14.7%, while pounds per day decreased 11.9% and weight per shipment decreased 14.0% over the same period last year.

Tom Schmitt, Chairman, President and Chief Executive Officer of Forward Air commented: “Our focus on high-value freight, operated in an efficient operating environment, priced accordingly and offered to an increasing customer set is getting traction. The effectiveness of initiatives to bring our live events business back, sell to customers who do not use value-added intermediaries and, most of all, enable our core customers who know us best to win more high-value freight, stand out as evidenced by the increase in the number of shipments we handled during the period.

At the same time, our customers and we are experiencing what we believe is a temporary but significant softening in the freight environment, with shipments significantly lighter due to 20% fewer pieces per shipment.

We continue investing in our service, which is leading the industry with best on-time performance and lowest damages crucial for time-sensitive, high-value freight. To continue funding our investments in support of our customers, we are announcing a General Rate Increase of 5.9% effective February 6, 2023. Finally, we continue to be laser-focused on our Grow Forward initiatives that include building out our terminal footprint organically and in-organically, and as a result, we expect that these initiatives will outweigh the tremendous short-term headwinds, and we reiterate our expectation in a record 2022 and our target to top it in 2023.”

The Company’s expectations regarding the Company’s performance in the fourth quarter and in any future period are based on information available at the time of this release, and are subject to changing conditions, many of which are outside of the Company’s control.
About Forward Air Corporation
Forward Air is a leading asset-light provider of transportation services across the United States and Canada. We provide expedited less-than-truckload (“LTL”) services, including local pick-up and delivery, shipment consolidation/deconsolidation, warehousing, and customs brokerage by utilizing a comprehensive national network of terminals. In addition, we offer final mile services, including delivery of heavy-bulky freight, truckload brokerage services, including dedicated fleet services; and intermodal, first-and last-mile, high-value drayage services, both to and from seaports and railheads, dedicated contract and Container Freight Station warehouse and handling services. We are more than a transportation company. Forward is a single resource for your shipping needs. For more information, visit our website at www.forwardaircorp.com.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations including with respect to the Company’s performance for the fourth quarter of 2022 and fiscal year 2023. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties including that the Company’s performance in the fourth quarter of 2022 is worse than anticipated. Actual events may also differ from these expectations as a result of the risks identified from time to time in our filings with the Securities and Exchange Commission. We assume no duty to update these statements as of any future date.

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Forward Air Corporation
Brandon Hammer, 423-636-7173
bhammer@forwardair.com